EXHIBIT 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Information is Subject to Risk and Uncertainty

Some of the statements made and information contained in this report, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give ATK’s current expectations or forecasts of future events. Words such as “may,” “will,” “expected,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” and similar expressions are used to identify forward-looking statements. From time to time, ATK also may provide oral or written forward-looking statements in other materials released to the public. Any or all forward-looking statements in this report and in any public statements ATK makes could be materially different. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any change in the following factors may impact the achievement of results:

•                    changes in government spending and budgetary policies, and sourcing strategy,

•                    government laws and other rules and regulations surrounding various matters such as environmental remediation,

•                    contract pricing and timing of awards,

•                    changing economic and political conditions in the United States and in other countries,

•                    changes in the number or timing of commercial and military space launches,

•                    international trading restrictions,

•                    outcome of periodic union negotiations,

•                    customer product acceptance,

•                    success in program pursuits,

•                    program performance,

•                    program terminations,

•                    continued access to technical and capital resources,

•                    supplier contract negotiations,

•                    supply and availability of raw materials and components,

•                    availability of insurance coverage at acceptable terms,

•                    pension asset returns,

•                    unforeseen delays or other changes in NASA’s Space Shuttle program,

•                    legal proceedings, and

•                    other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact ATK’s business. Additional information regarding these factors may be contained in ATK’s filings with the Securities and Exchange Commission, especially on Forms 10-Q and 8-K.

Overview

ATK is a supplier of aerospace and defense products to the U.S. Government, U.S. allies, and major prime contractors. ATK is also a supplier of ammunition to federal and local law enforcement agencies and commercial markets. ATK is headquartered in Edina, Minnesota and has operating locations throughout the U.S. Effective April 1, 2004, ATK realigned its business operations, forming a new segment, Advanced Propulsion and Space Systems. Following this realignment, and the acquisition of Mission Research Corporation, ATK has five segments: ATK Thiokol, Ammunition, Precision Systems, Advanced Propulsion and Space Systems, and ATK Mission Research. The April 1, 2004 realignment is reflected in the information contained in this report. The fiscal 2005 segments are as follows:

•                    The ATK Thiokol segment is a solid rocket motor manufacturer, providing motors for human access to space (Space Shuttle), land- and sea-based strategic missiles, commercial and government space launch vehicles, and missile defense interceptors.  The segment also provides advanced ordnance products, demilitarization products and services, operations and technical support for space launches, energetic materials, materials/structures for high temperature and hypersonic environments, and engineering and technical services for the advancement of propulsion systems and energetic materials.

•                    The Ammunition segment supplies small-caliber military ammunition, medium-caliber ammunition, ammunition and rocket propellants, energetic materials, commercial and military smokeless powder, law enforcement and sporting ammunition, and ammunition-related products.

•                    The Precision Systems segment develops, demonstrates, and manufactures gun-launched guided and conventional large-caliber ammunition, tactical missile systems, tactical rocket motors and warheads, composite structures for aircraft and weapons systems, soldier weapon systems, air weapon systems, fuzes and proximity sensors, missile warning and radar jamming systems, electronic warfare support systems, barrier systems, lithium and lithium-ION batteries for military and aerospace applications, and medium-caliber gun systems.

•                    The Advanced Propulsion and Space Systems segment supplies solid propellant rocket motors, integrated boosters and upper stages, advanced ordnance, and control systems for missile defense, space, strategic, tactical, and commercial applications; high-performance composite structures for space launch vehicles, rocket motor casings, military and commercial aircraft; telescope, satellite and spacecraft structures, optical benches, and antenna reflectors; and advanced hypervelocity and air-breathing propulsion systems for aerospace vehicles and weapon systems.

•                    The ATK Mission Research segment is a developer of advanced technologies that address emerging national security and homeland defense requirements in such areas as directed energy; electro-optical and infrared sensors; aircraft sensor integration; high-performance antennas and radomes; advanced signal processing; and specialized composites.

The majority of ATK’s sales are recognized as costs are incurred. ATK’s customers pay ATK cash as the program reaches certain milestones or upon delivery of the product.

As a supplier to the U.S. aerospace and defense industry, ATK is dependent on funding levels of the U.S. Department of Defense (DoD) and NASA. The U.S. defense industry has experienced significant changes over the past few years. During the 1990s, the DoD budget declined, however that trend has reversed during the 2000s due to continuing geopolitical uncertainties. While the DoD’s budget for procurement and research, development, test, and evaluation continues to grow each year, the degree of future growth is not known and it may slow or even contract. However, ATK believes it is well-positioned in this budget environment to maintain or even increase its relative participation in the DoD budget, as it derives the majority of its DoD sales from products that are consumed (and then reprocured) in both tactical and training operations. ATK anticipates that, to the extent that future budget pressures mount, the majority of budget cuts would come in the areas where the DoD is developing new “platforms” - the vehicles used to deliver the weapons, including ships, aircraft, tanks and helicopters (such as the recently cancelled Comanche Program). Much of ATK’s product portfolio is “platform independent,” meaning it can be used in the legacy platforms of today (for example, M1A1 battle tanks and F-16 fighters) as well as in the platforms being developed for future use (for example, Future Combat Systems, Joint Strike Fighter, and F-22 stealth fighters/bombers). Therefore, if and when these future platform development programs come under budget pressures, ATK believes that it has limited exposure, relative to its industry peers.

In January 2004, President Bush announced a new space exploration program, which commits the United States to a long-term human and robotic program to explore the solar system, starting with a return to the Moon. The new program anticipates that the Space Shuttle will be retired from service as early as 2010, to be replaced by a new spacecraft. The impact of this change, if any, on ATK is not currently known, but ATK believes that the RSRM will be part of the NASA launch system supporting the follow-on to the Space Shuttle Program. ATK believes that its RSRM and RSRM derivatives will be important to achieving an affordable launch system for the alternatives now under consideration.

ATK management believes that the key to its continued success is to focus on performance, simplicity, and affordability, and that its future lies in being a leading provider of advanced weapon and space systems. ATK is positioning itself where management believes there will be continued strong defense funding, even as pressures on procurement and research and development accounts mount. ATK will concentrate on developing the ‘faster, farther, more accurate, and more lethal’ systems that will extend the life and improve the capability of existing platforms. ATK anticipates budget pressures will increasingly drive the life extension of platforms such as strike fighters, guided-missile destroyers, and main battle tanks. ATK’s transformational weapons such as AARGM, BTERM, PGMM and

MRM are aimed squarely at this growing market. At the same time, ATK believes it is pushing the envelope of technologies essential to ‘generation after next’ weapons and platforms – advanced sensor/seeker integration, directed energy, weapon data links, high-speed, long-range projectiles, thermal-resistant materials, and scramjet engines are examples.

Critical Accounting Policies

ATK’s discussion and analysis of its financial condition and results of operations are based upon ATK’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the consolidated financial statements, ATK makes estimates and judgments that affect the reported amounts of assets, liabilities, sales, and expenses, and related disclosure of contingent assets and liabilities. ATK re-evaluates its estimates on an on-going basis. ATK’s estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

ATK believes the following are its critical accounting policies which affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Long-Term Contracts—Sales under long-term contracts are accounted for under the percentage-of-completion method and include cost-plus and fixed-price contracts. Sales under cost-plus contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (cost-to-cost) or based on results achieved, which usually coincides with customer acceptance (units-of-delivery). The majority of ATK’s total revenue is accounted for using the cost-to-cost method of accounting.

Profits expected to be realized on contracts are based on management estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to cost of sales.

The complexity of the estimation process and all issues related to assumptions, risks, and uncertainties inherent with the application of the cost-to-cost method of accounting affect the amounts reported in ATK’s financial statements. A number of internal and external factors affect the cost of sales estimates, including labor rate and efficiency variances, revised estimates of warranty costs, estimated future material prices, and customer specification and testing requirement changes. If business conditions were different, or if ATK had used different assumptions in the application of this and other accounting policies, it is likely that materially different amounts would be reported in ATK’s financial statements. In the past, ATK’s estimates and assumptions have been materially accurate.

In previous years, ATK recognized cost management award fees on the Reusable Solid Rocket Motors (RSRM) contract. Realization of such fees were reasonably expected by ATK based on past performance and future expectations, even though all cost management fees remained at risk until final contract completion. ATK and NASA have since reconfigured the RSRM fee structure such that the contingent aspect of cost management award fees was eliminated. The current contract structure no longer requires substantial cost underruns to earn award fees. Rather, NASA and ATK have agreed on added safety, quality and product reliability incentives to supplant the prior cost incentives. ATK has not recorded any significant cost management award fees that are at risk as of March 31, 2004.

Commercial Products—Sales are recognized on commercial products when it is realized or realizable and has been earned. Sales are recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written contract and sales terms are complete, customer acceptance has occurred, and payment is reasonably assured. Sales are reduced for allowances and price discounts.

Environmental Remediation and Compliance

Costs associated with environmental compliance and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation and monitoring costs relating to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial activities when they are probable and the remediation cost can be reasonably estimated.

The cost of each environmental liability is estimated by ATK’s engineering, financial, and legal specialists based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where ATK may be jointly and severally liable. ATK’s estimates for environmental obligations are dependent on, and affected by, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, changes in environmental laws and regulations, future technological developments, and the timing of expenditures. Accordingly, such estimates could change materially as ATK periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

Employee Benefit Plans

Defined Benefit Pension Plans.  ATK’s noncontributory defined benefit pension plans (the Plans) cover substantially all employees. Plans provide either pension benefits of stated amounts for each year of credited service, or pension benefits based on employee annual pay levels and years of credited service. ATK funds the Plans in accordance with federal requirements calculated using appropriate actuarial methods. Plan assets for ATK are held in a trust and are invested in a diversified portfolio of equity securities, fixed income investments, real estate and other investments.

ATK recorded pension expense for the Plans of $11.4 million in fiscal 2004, an increase of $28.3 million over the $16.9 million of pension income recorded in fiscal 2003. The expense related to these Plans is calculated based upon a number of actuarial assumptions, including the expected long-term rate of return on plan assets, the discount rate, and the rate of compensation increase. The following table illustrates ATK’s assumptions used in determining pension expense for fiscal 2004 and 2003, and projections for fiscal 2005:

	Years Ending March 31
	2005	2004	2003
Expected long-term rate of return on plan assets	9.00%	9.00%	9.50%
Discount rate	6.25%	6.75%	7.25%
Rate of compensation increase:
Union	3.00%	3.00%	3.00%
Salaried	3.25%	3.50%	4.00%

ATK’s expected return on assets assumption is derived from a detailed periodic study conducted by ATK’s pension consultant and consultation with ATK’s actuary. The study includes a review of the asset allocation strategy, anticipated future long-term performance of individual asset classes, risks (standard deviations) and correlations for each of the asset classes that comprise the funds’ asset mix. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate.

The discount rate that ATK uses for determining future pension obligations is based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis has decreased from 6.75% at December 31, 2002 to 6.25% at December 31, 2003. The discount rate as of December 31 impacts the following fiscal year’s pension expense.

Based on these and other assumptions, ATK estimates that its pension expense will be approximately $33 million in fiscal 2005, an increase of approximately $22 million over fiscal 2004. Future actual pension expense will depend on future investment performance, changes in future discount rates, and various other factors related to the populations participating in the Plans. If the assumptions of the discount rate and/or expected rate of return for fiscal 2005 were different, the impact on fiscal 2005 expense would be as follows: each 0.25% change in the discount rate would change fiscal 2005 pension expense by approximately $5 million; each 1.0% change in the expected rate of return on plan assets would change fiscal 2005 pension expense by approximately $17 million.

ATK bases its determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

ATK made pension plan contributions, including contributions to the trust fund and directly to retirees, during fiscal 2004 of $65.6 million, of which $42.2 million was above the minimum amount legally required for the year. ATK expects to make pension plan contributions of approximately $45 million in fiscal 2005, of which $27 million is above the minimum amount legally required for the year. A substantial portion of ATK’s pension plan contributions are recoverable from the U.S. Government as allowable indirect contract costs at amounts generally equal to the pension plan contributions, although not necessarily in the same year the contribution is made.

Statement of Financial Accounting Standards (SFAS) No. 87, Employers’ Accounting for Pensions, requires that the balance sheet reflect a prepaid pension asset or minimum pension liability based on the current market value of plan assets and the accumulated benefit obligation of the plans. Due to the performance of the pension plan assets during the Plan year ended December 31, 2002 and the assumption changes made during that year, ATK recorded a net after-tax adjustment in the fourth quarter of fiscal 2003 of $223 million to reflect a minimum pension liability and the write-off of certain prepaid pension assets. During fiscal 2004, ATK recorded an additional net after-tax adjustment of $21 million due to assumption changes during the year. These adjustments were non-cash reductions of equity and did not impact earnings. The adjustments could be reversed in future years should market performance improve and/or interest rates increase.

Postretirement Benefits.  ATK also provides postretirement health care benefits and life insurance coverage to certain employees and retirees.

The following table illustrates ATK’s assumptions used to determine net periodic benefit cost for postretirement benefit plans for fiscal 2004 and 2003, and projections for fiscal 2005:

	Years Ending March 31
	2005	2004	2003
Expected long-term rate of return on plan assets	6.00%	6.00%	6.00%
	8.00%	8.00%	8.50%
Discount rate	6.25%	6.75%	7.25%
Health care cost trend rate assumed for next year	7.00%	8.00%	9.00%

The rate to which the cost trend rate is assumed to decline (the ultimate trend rate) is 5.0%, which will be reached in fiscal 2008.

Assumed health care trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point increase or decrease in the assumed health care trend rates would have the following effects (in thousands):

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost	$1,119	$(1,070)
Effect on postretirement benefit obligation	16,410	(15,735)

ATK made postretirement benefit plan contributions of $32.7 million in fiscal 2004. ATK expects to make postretirement benefit plan contributions of approximately $32 million in fiscal 2005.

Defined Contribution Plans.  ATK also sponsors a number of defined contribution plans, such as 401(k) plans. Participation in one of these plans is available to substantially all employees.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare beginning in 2006 as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare. In accordance with FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, ATK’s financial statements as of March 31, 2004 do not reflect the effects of the Act, if any, on the accumulated postretirement benefit obligation (APBO) or net periodic postretirement benefit cost.

Space Shuttle Contract

ATK is the sole manufacturer of the Reusable Solid Rocket Motors (RSRM) for NASA’s Space Shuttle. ATK is currently under contract with NASA to provide RSRMs and other related services through May 2007. ATK recognizes sales on the RSRM contract as costs are incurred. The RSRM program represented 16% of ATK’s total fiscal 2004 sales.

As a result of the investigation of the February 1, 2003 Columbia failure and temporary suspension of Space Shuttle flights, NASA directed ATK on June 3, 2003 to slow down the production rate of RSRM motor segments, but to maintain necessary and critical staffing skills. Therefore, the production slowdown has not and is not expected to significantly impact RSRM staffing. Metal case and nozzle hardware for the program have been purchased under prior contracts and are reused after each Space Shuttle flight. Expendable raw materials used in propellant manufacturing are the items being most affected by the slowdown, but the reduction to raw materials purchase quantities is expected to be partially offset by materials pricing impacts and increases in program safety and supplier viability initiatives. ATK has also become involved in other shuttle-related activities such as an Alternate source for the Booster Separation Motors and developing and defining a repair system for the Orbiter Thermal Protection tiles. As such, ATK expects the slowdown to continue to have minimal impact on sales in the foreseeable future. Currently, it is anticipated that the Space Shuttle will return to flight in the spring of calendar 2005.

Minuteman III Contract

ATK participates in a contract sharing agreement with United Technologies Corporation’s Pratt & Whitney to perform the Minuteman III Propulsion Replacement program. On August 7, 2003, Pratt &Whitney’s Space and Missile Propulsion manufacturing facility experienced a propellant ignition incident. As a result, Minuteman III product deliveries have not been made in accordance with the contract schedule. In order to facilitate program recovery and meet the objectives of each party, ATK and Pratt & Whitney have reached an agreement to transfer all work previously performed by Pratt & Whitney to ATK. The planned transition is in progress and is planned to be complete in mid fiscal 2005. This transition includes the qualification of production processes at ATK facilities to perform the work being transferred. In addition, ATK and Pratt & Whitney are working with the customer, Northrop Grumman, to restructure the Minuteman contract in a manner acceptable to the Air Force. This restructuring activity is being finalized and is expected to be available for Air Force review by mid fiscal 2005. The Minuteman III program represented 6% of ATK’s fiscal 2004 sales.

Restructuring Charges

During the fourth quarter, ATK recorded costs for restructuring and related activities, the majority of which were the result of the U.S. Army’s announced plans to exit the Twin City Army Ammunition Plant (TCAAP) in Arden Hills, MN. As a result, ATK’s management decided to relocate medium-caliber ammunition metal parts manufacturing from TCAAP to ATK’s Tactical Systems facility in Rocket Center, WV. The relocation is expected to be completed by the end of September 2004. In connection with these restructuring and related activities, ATK recorded costs of approximately $8 million in fiscal 2004, primarily for employee termination benefits, facility clean-up, and accelerated depreciation. These costs were recorded within cost of sales in the fourth quarter, primarily within the Ammunition segment. The liability related to these costs as of March 31, 2004 was approximately $6.0 million. ATK expects approximately $8 million in additional costs will be recorded in fiscal 2005 related to the restructuring and related activities.

Acquisitions

During fiscal 2004, ATK made the following two acquisitions:

•                    On March 15, 2004, ATK acquired Mission Research Corporation (MRC) for $215 million in cash. MRC is a leader in the development of advanced technologies that address emerging national security and homeland defense requirements. The acquisition of MRC is a strategic transaction that gives ATK an advanced aerospace and defense technology pipeline spanning concept development to full-scale production. MRC has a reputation as a national asset in such areas as directed energy; electro-optical and infrared sensors; aircraft sensor integration; high-performance antennas and radomes; advanced signal processing; and specialized composites. Each of these areas is attractive in its own right, but of significantly greater potential value when coupled with ATK’s precision weapons and energetics capabilities. MRC has approximately 560 employees at 16 facilities in 10 states and anticipates calendar year 2004 sales of between $170 million and $180 million.

•                    On November 21, 2003, ATK acquired two businesses, Micro Craft and GASL, from Allied Aerospace for $43.3 million in cash. Micro Craft and GASL (now known together as ATK GASL) are leaders in the development of hypervelocity and air-breathing systems for next-generation space vehicles, missiles, and projectiles. The transaction adds leading-edge propulsion and airframe technologies for aerospace and defense applications to ATK’s portfolio. Micro Craft is located in Tullahoma, TN, and GASL is located in Ronkonkoma, NY. ATK GASL is included in the Advanced Propulsion and Space Systems segment.

During fiscal 2003, ATK acquired the following three entities for an aggregate cost of $145.0 million, which was paid in cash:

•                    the assets of the ordnance business of The Boeing Company (now known as ATK Gun Systems, which is included in the Precision Systems segment), on May 31, 2002,

•                    the assets of Science and Applied Technology, Inc. (now known as ATK Missile Systems, which is included in the Precision Systems segment), on October 25, 2002, and

•                    the stock of Composite Optics, Inc. (COI, which is included in the Advanced Propulsion and Space Systems segment), on January 8, 2003.

During fiscal 2002, ATK acquired the following entities:

•                    Alcoa Inc.’s Thiokol propulsion business (Thiokol) for $708.3 million in cash, on April 20, 2001. The majority of the Thiokol operations are included in the ATK Thiokol segment, and a portion is in the Advanced Propulsion and Space Systems segment.

•                    The civil ammunition and related products business (the civil ammunition business), formerly known as the Sporting Equipment Group (SEG), of Blount International, Inc. (Blount) for 4,573,170 shares of ATK’s common stock, with a fair value of $247.8 million, plus a minimal amount of cash, on December 7, 2001. The civil ammunition business is included in the Ammunition segment.

ATK used the purchase method of accounting to account for all of these acquisitions, and, accordingly, the results of each of the acquired businesses are included in ATK’s consolidated financial statements since the date of each acquisition.

Results of Operations

The following information should be read in conjunction with ATK’s consolidated financial statements. The key performance indicators that ATK’s management uses in managing the business are each operating segment’s orders, sales, income from continuing operations before interest and income taxes, and cash flows.

Fiscal 2004

Sales

The following is a summary of each operating segment’s sales, including intercompany sales (in millions):

	Years Ended March 31
	2004	2003	$ Change	% Change

ATK Thiokol	$801.6	$833.1	$(31.5)	(4)%
Ammunition	785.7	705.7	80.0	11%
Precision Systems	536.5	484.4	52.1	11%
Advanced Propulsion and Space Systems	306.2	218.1	88.1	40%
ATK Mission Research	6.5	—	6.5
Intercompany	(70.3)	(69.2)	(1.1)
Total sales	$2,366.2	$2,172.1	$194.1	9%

The increase in sales was driven by organic growth in many of the existing businesses, along with sales from businesses acquired during the past two years, as described above.

ATK Thiokol.  The decrease in ATK Thiokol’s sales was due to:

•                    a $27 million reduction on the GEM solid rocket booster programs, consistent with the anticipated production schedule for these motors,

•                    a decrease of $11 million on the Reusable Solid Rocket Motor (RSRM) program due to the timing of material purchases,

•                    a decrease of $9 million in royalty payments received, and

•                    a net decrease of $4.5 million in the amounts recognized in connection with the successful resolution of issues with the government regarding contract billing rates primarily impacting the RSRM program ($7.5 million in fiscal 2004 versus $12 million in fiscal 2003).

Partially offsetting the decreases were:

•                    an additional $19 million on the Minuteman III Propulsion Replacement program, and

•                    an additional $10 million of illuminating devices.

Ammunition.  The increase in Ammunition’s sales was driven by:

•                    an $83 million increase of military small-caliber ammunition produced by the Lake City Army Ammunition Plant,

•                    an increase of $11 million of sales of civil ammunition and related products due to higher government and retail sales partially offset by a reduction in law enforcement sales, and

•                    an increase of $7 million in sales of TNT.

Partially offsetting these were reductions of $14 million in medium-caliber ammunition and $13 million in Mk-90 and M14 propellant sales.

Precision Systems.  The increase in Precision Systems’ sales was due to:

•                    the acquisition of ATK Missile Systems in the third quarter of fiscal 2003, which contributed $26 million more in sales to fiscal 2004 than fiscal 2003,

•                    a $24 million increase on large-caliber ammunition, primarily tactical and international tank production,

•                    a $13 million increase in fuzes & proximity sensors, primarily Multi-Option Fuze for Artillery (MOFA) program and DSU-33, partially offset by Hard Target Smart Fuze (HTSF), and

•                    an increase of $10 million on the family of AN/AAR-47 Missile Warning System programs, primarily driven by the transition to full-rate production (FRP).

Partially offsetting these were:

•                    a decrease of $8 million on air weapons, primarily due to program completions,

•                    a decrease of $6 million on soldier weapon systems (XM8/25/29) due to reduction in scope, and

•                    a decrease of $5 million on barrier systems due to the completion of several international contracts in the prior year.

Advanced Propulsion and Space Systems.  The increase in Advanced Propulsion and Space Systems’ sales was due to:

•                    the acquisition of COI in the fourth quarter of fiscal 2003, which contributed $37 million more in sales to fiscal 2004 than fiscal 2003,

•                    new aircraft composite structures business, including the Joint Strike Fighter and Global Hawk programs, which added a total of $36 million,

•                    an $11 million increase on Missile Defense (SM-3) due to increased production in support of initial deployment rounds, and

•                    the acquisition of ATK GASL in fiscal 2004, which added $10 million in sales.

Partially offsetting these was a $7 million reduction on composite structures for the GEM solid rocket booster programs, consistent with the anticipated production schedule for these motors.

Gross Profit

	Years Ended March 31
	2004	As a% of Sales	2003	As a% of Sales	Change
	(amounts in millions)
Gross profit	$493.9	20.9%	$479.4	22.1%	$14.5

Contributing to the increase in the dollar amount of gross profit for the year were:

•                    the inclusion of ATK Missile Systems and COI for the entire period,

•                    the inclusion of ATK GASL and MRC,

•                    improvements on various programs, and

•                    curtailment gains, totaling $8.3 million, due to changes in some of ATK’s post-retirement benefit plans, which were recorded as reductions of cost of sales; these curtailment gains were $3.5 million greater than the curtailment gain of $4.8 million that was recorded in the prior year.

These increases more than offset the increase of $28 million in pension expense, as expected; the costs for restructuring and related activities of approximately $8 million, which were primarily the result of the plans to exit the Twin Cities Army Ammunition Plant (TCAAP), as discussed above; and the net decrease of $4.5 million in the amounts related to the successful resolution of contract billing rate issues with the government, as discussed in the Sales section above. These items, along with a change in the sales mix to include a higher proportion of lower-margin programs, such as small-caliber ammunition, also drove the decrease in the amount as a percent of sales.

Operating Expenses

	Years Ended March 31
	2004	As a% of Sales	2003	As a% of Sales	Change
	(amounts in millions)
Research and development	$28.9	1.2%	$26.9	1.2%	$2.0
Selling	67.2	2.8%	64.2	3.0%	3.0
General and administrative	120.8	5.2%	112.8	5.2%	8.0
Total	$216.9	9.2%	$203.9	9.4%	$13.0

The increase in the dollar amount of operating expenses was primarily associated with the increase in sales.

In addition to the company-funded research and development (R&D) costs shown above, ATK also spent $250 million on customer-funded R&D contracts in fiscal 2004, an increase of $19 million when compared with expenditures of $231 million in fiscal 2003. Customer-funded R&D primarily represents R&D efforts that ATK undertakes under contracts with the U.S. Government and its prime contractors.

Income from Continuing Operations before Interest, Income Taxes, and Minority Interest Expense

	Years Ended March 31
	2004	As a% of Sales	2003	As a% of Sales	Change
	(amounts in millions)
ATK Thiokol	$136.0	17.0%	$138.2	16.6%	$(2.2)
Ammunition	70.9	9.0%	73.2	10.4%	(2.3)
Precision Systems	57.8	10.8%	48.8	10.1%	9.0
Advanced Propulsion and Space Systems	29.7	9.7%	28.1	12.9%	1.6
ATK Mission Research	0.4	6.2%			0.4
Corporate	(17.7)		(12.8)		(4.9)
Total	$277.1	11.7%	$275.5	12.7%	$1.6

The increase in ATK’s income from continuing operations before interest, income taxes, and minority interest expense is primarily associated with the increase in sales. As discussed in the Gross Profit section above, included in fiscal 2004 were curtailment gains totaling $8.3 million; these curtailment gains were $3.5 million greater than the curtailment gain of $4.8 million that was recorded by the Ammunition segment in fiscal 2003. These increases more than offset the increase of $28 million in pension expense, as anticipated; the costs for restructuring and related activities of approximately $8 million, which were primarily the result of the plans to exit TCAAP, as discussed above; and the net decrease of $4.5 million in the amounts related to the successful resolution of contract billing rate issues with the government, as discussed in the Sales section above. These items, along with a change in the sales mix to include a higher proportion of lower-margin programs, such as small-caliber ammunition, also drove the decrease in the amount as a percent of sales.

ATK Thiokol.  The decrease in the ATK Thiokol segment is primarily due to:

•                    a $9 million reduction in royalty payments received, consistent with the royalty agreement,

•                    a decrease in connection with lower sales on the GEM solid rocket booster program, and

•                    the net decrease of $4.5 million in the amounts related to the successful resolution of contract billing rate issues with the government.

These items were partially offset by:

•                    higher volume of illuminating flares,

•                    the recognition of the reimbursement of litigation settlement costs, and

•                    ATK Thiokol’s portion ($1.4 million) of the current year curtailment gains.

Ammunition.  The decrease in the Ammunition segment was driven by:

•                    the increase in pension expense,

•                    a decrease on medium-caliber ammunition program profitability,

•                    a decrease on Mk-90 propellant in connection with lower volume,

•                    approximately $6 million of the $8 million of costs for restructuring and related activities, which were primarily the result of the plans to exit TCAAP, as discussed above, and

•                    a decrease of $2.4 million in curtailment gains recorded (from $4.8 million last year to $2.4 million this year, which was Ammunition’s portion of the $8.3 million gains recorded in fiscal 2004).

Partially offsetting these were higher military small-caliber ammunition volume and improvements in civil ammunition and related products.

Precision Systems.  The increase in the Precision Systems segment is primarily due to:

•                  the inclusion of ATK Missile Systems for the entire year,

•                  improvements in fuzing programs (primarily the MOFA program), medium-caliber gun systems, and tactical propulsion programs, and

•                  Precision Systems’ portion ($3.4 million) of the current year curtailment gains.

Offsetting these increases were the increase in pension expense, along with decreases in barrier systems (due to the completion of international contracts in the prior year) and large-caliber ammunition.

Advanced Propulsion and Space Systems.  The increase in Advanced Propulsion and Space Systems is due to improved profitability on composite structures for the Boeing Delta family of rockets and Advanced Propulsion and Space Systems’ portion ($1.1 million) of the current year curtailment gains, partially offset by the increase in pension expense and decreased profitability on certain aircraft composite structures programs.

The net expense at the corporate level primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters.

Net Interest Expense

Net interest expense for fiscal 2004 was $59.3 million, an improvement of $18.8 million compared to $78.1 million in fiscal 2003. This improvement was due to a decrease in the amount of debt issuance costs expensed during the period, which decreased from $15.9 million in fiscal 2003 to $3.5 million in fiscal 2004, along with a lower average outstanding debt balance and a lower average borrowing rate. Due to ATK’s adoption of Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, on April 1, 2003, debt issuance costs that are written off when debt is extinguished, which were previously classified as extraordinary loss on early extinguishment of debt, are now included in interest expense. This resulted in an increase in interest expense in fiscal 2003 of $13.8 million from the amount previously reported.

Income Tax Provision

	Years Ended March 31
	2004	Effective Rate	2003	Effective Rate	Change
	(amounts in millions)
Income tax provision	$55.0	25.3%	$77.0	39.0%	$(22.0)

ATK’s income tax provision includes both federal and state income taxes. The income tax provision for fiscal 2004 reflects the recognition of tax benefits from Research and Development (R&D) tax credits, Extraterritorial Income (ETI) exclusion tax benefits, and the favorable resolution of audit issues for fiscal 1999 through 2001. Specifically, the fiscal 2004 tax provision was impacted by the following items:

•                    as a result of the audit settlement, ATK recognized $2.7 million of R&D credit and $7.2 million of Foreign Sales Corporation (FSC)/ETI benefit;

•                    ATK also recognized an additional $1.3 million of R&D tax credits related to fiscal 2003 based on the tax return as filed;

•                    ATK recognized $3.2 million of ETI benefit because of favorable guidance issued by the Internal Revenue Service on the taxability of foreign sales; and

•                    the valuation allowance was reduced by $2.4 million because expectations of the amount of state carryforward benefits that will be utilized before expiration was increased as a result of changes made to ATK’s structure.

The World Trade Organization has ruled that the FSC provisions of the Internal Revenue Code, and the FSC’s replacement provisions contained in the FSC Repeal and Extraterritorial Income Exclusion Act of 2000 (the ETI Act), are prohibited export subsidies. Federal legislation has proposed the repeal of the ETI Act. Until such legislation is signed into law, ATK expects to earn a benefit under the ETI Act provisions. If such legislation is signed into law, ATK’s effective tax rate would increase in future years.

In addition, the federal R&D tax credit will expire on June 30, 2004. If Congress does not pass legislation to extend this tax credit, ATK’s effective tax rate would increase in future years.

Minority Interest Expense

The minority interest expense in fiscal 2004 represents the minority owner’s portion of the income of a joint venture in which ATK is the primary owner. This joint venture was acquired with COI and is consolidated into ATK’s financial statements.

Net Income

Net income for fiscal 2004 was $162.3 million, an increase of $38.0 million compared to $124.3 million in fiscal 2003. The increase was due to an increase in gross profit of $14.5 million, a decrease in net interest expense of $18.8 million, and a decrease in the income tax provision of $22.0 million, partially offset by an increase in operating expenses of $13.0 million, the absence of the gain for the cumulative effect of change in accounting principle of $3.8 million, and the minority interest expense of $0.5 million.

Fiscal 2003

Sales

The following is a summary of each operating segment’s sales, including intercompany sales (in millions):

	Years Ended March 31
	2003	2002	$ Change	% Change

ATK Thiokol	$833.1	$783.6	$49.5	6%
Ammunition	705.7	497.0	208.7	42%
Precision Systems	484.4	407.4	77.0	19%
Advanced Propulsion and Space Systems	218.1	179.8	38.3	21%
Intercompany	(69.2)	(66.2)	(3.0)
Total sales	$2,172.1	$1,801.6	$370.5	21%

The increase in sales is primarily due to the inclusion of the civil ammunition business for the entire year, the acquisitions described above, and organic growth in many of the existing businesses.

The increase in ATK Thiokol sales was primarily due to an additional $80 million generated by Thiokol, which was partially due to Thiokol being included in ATK for the entire year, approximately three weeks more than in the prior year; an increase of $50 million in the Minuteman III propulsion program, which ramped-up to full-rate production in early fiscal 2003; along with $12 million due to the successful resolution of an issue with the government regarding contract billing rates for work completed in prior year. Also contributing was a $35 million increase on Orion and GEM rocket motors supporting GMD. Partially offsetting these increases were a decrease in the Titan IV B solid rocket motor upgrade program of $38 million due to the completion of production, along with a decrease of $30 million on the GEM solid rocket booster programs for the Boeing Delta family of rockets, consistent with the anticipated production schedule for these products.

The increase in Ammunition sales was primarily due to the inclusion of the civil ammunition business for the entire year, which contributed an additional $188 million in sales to fiscal 2003 versus fiscal 2002. Also contributing to the increase were $47 million of additional sales of military small-caliber ammunition due to higher volume. Partially offsetting these increases was a decrease of $16 million on the MK90 and M14 propellant programs, as expected, and a decrease of $4 million on medium-caliber ammunition.

The increase in Precision Systems sales primarily reflects the acquisitions of ATK Gun Systems and ATK Missile Systems, which contributed $41 million and $17 million in sales to ATK in fiscal 2003, respectively. Also contributing was an increase of $16 million on fuzing and sensor programs, including Hard Target Smart Fuze (HTSF), FMU-139 Accessory Kits, DSU-33, and new business on Multi-Option Fuze for Artillery (MOFA); an increase of $16 million on Tank Ammunition, primarily M829A3; and an increase of $16 million on initial production of the AN/AAR-47 missile warning program. Partially offsetting these increases was a decrease of $20 million on barrier systems, due to award delays in the current year and completion of several international programs in the prior year.

The increase in Advanced Propulsion and Space Systems was due to the inclusion of COI, which was acquired in January 2003 and added $13 million in sales. Also contributing were an increase of $15 million on high-tech space structures for satellite and military applications, an increase of $9 million on new business wins for composite structures, a $9 million increase on composite structures for Orion and GEM rocket motors supporting GMD, and an increase of $4 million on Missile Defense. Partially offsetting these was a decrease of $8 million on the composite structures contracts for the Boeing Delta family of rockets, consistent with the anticipated production schedule for these products.

Gross Profit

	Years Ended March 31
	2003	As a of% Sales	2002	As a of% Sales	Change
	(amounts in millions)
Gross profit	$479.4	22.1%	$381.3	21.2%	$98.1

The main drivers of the increase in the dollar amount were the inclusion of the civil ammunition business and Thiokol for the entire year and the acquisition of ATK Gun Systems. Gross profit also increased due to the elimination of $15.4 million of goodwill amortization expense, which is no longer required by generally accepted accounting principles. Had goodwill not been amortized in fiscal 2002, gross margin would have been 22.0%.

Research and Development Expense

ATK-funded research and development (R&D) expense in fiscal 2003 was $26.8 million, or 1.2% of sales, compared to $20.6 million, or 1.1% of sales, in fiscal 2002. The increase in this expense is primarily due to additional expenditures on precision-guided munitions and missile defense and the inclusion of the civil ammunition business for the entire year. ATK also spent $231 million on customer-funded R&D contracts in fiscal 2003, an increase of $21 million when compared with expenditures of $210 million in fiscal 2002. Customer-funded R&D primarily represents R&D efforts that ATK undertakes under contracts with the U.S. Government and its prime contractors.

Selling Expense

Selling expense in fiscal 2003 totaled $64.2 million, or 3.0% of sales, compared to $44.1 million, or 2.4% of sales, in fiscal 2002. The increase in the amount of selling expense and the increase in selling expense as a percentage of sales is mainly due to the addition of the civil ammunition business, which incurs significantly greater selling expense as a percentage of sales than the rest of ATK’s businesses. Selling expense of the civil ammunition business as a percentage of sales was 7.9% in fiscal 2003. Excluding the civil ammunition business, ATK’s selling expense as a percentage of sales in fiscal 2003 was 2.3%, compared to 2.2% in fiscal 2002.

General and Administrative Expense

General and administrative expense in fiscal 2003 was $112.8 million, or 5.2% of sales, compared to $92.9 million, or 5.2% of sales, in fiscal 2002. The increase in the amount of general and administrative expense is primarily due to the additions of the acquired businesses.

Income from Continuing Operations before Interest and Income Taxes

	Years Ended March 31
	2003	As a of % Sales	2002	As a of % Sales	Change
	(amounts in millions)
ATK Thiokol	$138.2	16.6%	$117.4	15.0%	$20.8
Ammunition	73.2	10.4%	57.5	11.6%	15.7
Precision Systems	48.8	10.1%	32.0	7.9%	16.8
Advanced Propulsion and Space Systems	28.1	12.9%	24.0	13.3%	4.1
Corporate	(12.8)		(7.2)		(5.6)
Total	$275.5	12.7%	$223.7	12.4%	$51.8

Had goodwill not been amortized in fiscal 2002, income from continuing operations before interest and income taxes as a percentage of sales in fiscal 2002 would have been 13.3%. The reduction in the rate in the current year was anticipated due to the change in product mix due to the acquisition of the civil ammunition business.

The increase in the ATK Thiokol segment was driven by an increase in gross profit, which was primarily due to the increases at Thiokol, partially offset by the decreases on the Titan IV B program and the GEM programs. Also contributing to the increase was the elimination of goodwill amortization expense.

The increase in the Ammunition segment was due to the inclusion of the civil ammunition business for the entire year, versus 3.5 months in the prior year. Also contributing to the increase was earnings associated with additional sales of military small-caliber ammunition.

The increase in the Precision Systems segment was mainly due to the inclusion of ATK Gun Systems, along with improvements in fuzing and sensor programs, composite programs, and the AN/AAR-47 missile warning system. These increases were partially offset by reduced barrier systems volume and cost growth associated with production start-up issues on the MOFA battery.

The increase in the Advanced Propulsion and Space Systems segment was driven by an increase on composite structures for Orion and GEM rocket motors supporting GMD and on high-tech space structures for satellite and military applications, both in connection with higher sales. Partially offsetting these were a decrease on composite structures contracts for the Boeing Delta family of rockets in connection with the decline in sales.

The net expense at the corporate level primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters.

Net Interest Expense

Net interest expense was $78.1 million in fiscal 2003, a decrease of $24.2 million compared to $102.3 million in fiscal 2002. Fiscal 2003 was impacted by lower average outstanding borrowings, lower interest rates, and a $5.7 million reduction in the amount of debt issuance costs expensed. Due to ATK’s adoption of Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, on April 1, 2003, debt issuance costs that are written off when debt is extinguished, which were previously classified as extraordinary loss on early extinguishment of debt, are now included in interest expense. This resulted in an increase in interest expense of $13.8 million in fiscal 2003 and $19.5 million in fiscal 2002 from the amounts previously reported.

Income Tax Provision

	Years Ended March 31
	2003	Effective Rate	2002	Effective Rate	Change
	(amounts in millions)
Income tax provision	$77.0	39.0%	$46.1	38.0%	$30.9

The tax rates vary from statutory tax rates principally due to tax effects associated with ATK’s business strategies and resolution of tax matters.

Cumulative Effect of Change in Accounting Principle

The gain for the cumulative effect of change in accounting principle of $3.8 million, net of taxes of $2.4 million, was due to the write-off of negative goodwill upon ATK’s adoption of SFAS No. 142 on April 1, 2002.

Net Income

Net income for fiscal 2003 was $124.3 million, an increase of $55.0 million, or 79%, compared to net income of $69.3 million for fiscal 2002. The increase is due to an increase in sales; reductions in interest expense, minority interest expense, and loss on disposal of discontinued operations; and the gain for the cumulative effect of change in accounting principle. These were partially offset by increases in cost of sales, operating expenses, and income tax expense.

Cash Flows

Fiscal 2004

	Years Ended March 31
	2004	2003	Change
	(amounts in millions)
Cash flows provided by operating activities	$180	$197	$(17)
Cash flows used for investing activities	(315)	(157)	(158)
Cash flows provided by (used for) financing activities	178	(34)	212
Net cash flows	$43	$6	$37

Operating Activities.  The decrease in cash provided by operating activities was caused by $37 million in additional payments to ATK’s pension plans, and the absence of $17 million from the re-couponing of two swap contracts done in the prior year. Partially offsetting these items were an increase in income from continuing operations before income taxes of $20 million, along with a $25 million decrease in cash used for working capital (defined as net receivables plus net inventories less accounts payable less contract advances and allowances).

Investing Activities.  Cash used to acquire new businesses during fiscal 2004 included $215 million to acquire Mission Research Corporation and $43 million to acquire ATK GASL. Cash used to acquire new businesses during fiscal 2003 totaled $127 million (ATK Gun Systems, ATK Missile Systems, COI, and true-ups related to the civil ammunition business). Fiscal 2003 included proceeds of $20 million from the sale of a subsidiary that ATK had purchased as part of the civil ammunition business. Capital expenditures were $59 million in fiscal 2004, $5 million, or 8%, greater than last year, consistent with the overall growth of ATK.

Financing Activities.  As discussed in the Liquidity and Capital Resources section below, ATK restructured its debt, resulting in the extinguishment of $398 million of debt and the issuance of $680 million of new debt. In connection with the refinancing, ATK incurred $11 million of debt issue costs. During the current year, ATK also repurchased 1,320,200 shares of its common stock for $75 million.

Fiscal 2003

	Years Ended March 31
	2003	2002	Change
	(amounts in millions)
Cash flows provided by operating activities	$197	$162	$35
Cash flows used for investing activities	(157)	(759)	602
Cash flows (used for) provided by financing activities	(34)	578	(612)
Net cash flows	$6	$(19)	$25

Operating Activities.  The increase in cash provided by operating activities was driven by an increase in income from continuing operations before income taxes of $76 million. Partially offsetting this was an increase in net income taxes paid of $15 million and $9 million additional cash used for working capital. During fiscal 2003, ATK also received $17 million from the re-couponing of two of its swap contracts, as discussed in the Debt section below. ATK also made an additional $21 million in payments to its pension plans during fiscal 2003.

Investing Activities.  Cash used to acquire new businesses decreased from $714 million (primarily to acquire Thiokol) in fiscal 2002 to $127 million (ATK Gun Systems, ATK Missile Systems, COI, and true-ups related to the civil ammunition business) in fiscal 2003. Capital expenditures increased $11 million, primarily due to the inclusion of the civil ammunition business for the entire year (versus 3.5 months in fiscal 2002) and additional expenditures in the ATK Thiokol segment. Fiscal 2003 also includes proceeds of $20 million from the sale of a subsidiary that ATK had purchased as part of the civil ammunition business and increased proceeds from the sale of property, plant, and equipment.

Financing Activities.  The increase in cash usage is due to a decrease of $800 million in proceeds from issuance of debt, a decrease of $13 million in proceeds from the issuance of stock, and a decrease of $6 million in proceeds from employee stock compensation plans.  Partially offsetting these were a decrease of $157 million in debt repayments, a decrease of $42 million in payments made for debt issue costs, and a decrease of $8 million in payments made for stock issue costs.

ATK does not expect its level of capital expenditures to change significantly in the foreseeable future.

ATK typically generates cash flows from operating activities in excess of its commitments. If this occurs, ATK has several strategic opportunities for capital deployment, which may include funding acquisitions, stock repurchases, debt repayments, and other alternatives.

Liquidity and Capital Resources

ATK’s principal sources of liquidity continue to be cash generated by operations and borrowings under credit facilities. Based on ATK’s current financial condition, management believes that future operating cash flows, combined with the availability of funding, if needed, under new revolving credit facilities, will be adequate to fund future growth as well as service long-term obligations and fund share repurchases, as discussed below, over the next 12 months.

Debt

As of March 31, 2004 and 2003, long-term debt, including the current portion, consisted of the following (in thousands):

	March 31
	2004	2003
Senior Credit Facility dated March 31, 2004:
Term Loan B due 2011	$400,000
Revolving Credit Facility due 2009
8.50% Senior Subordinated Notes due 2011	400,000	$400,000
2.75% Convertible Senior Subordinated Notes due 2024	280,000
Senior Credit Facility dated April 20, 2001:
Tranche C term loan		425,000
Revolving Credit Facility due 2007
Notes payable		187
Total long-term debt	1,080,000	825,187
Less current portion	4,000	4,331
Long-term debt	$1,076,000	$820,856

In March 2004, ATK entered into a new $700 million Senior Credit Facility (the Senior Credit Facility) and repaid the Tranche C term loan under the previous senior credit facility dated April 20, 2001. The Senior Credit Facility is comprised of a Term Loan B of $400 million maturing in 2011 and a $300 million Revolving Credit Facility maturing in 2009. The Term Loan B requires quarterly principal payments of $1 million through March 2010 and $94 million from June 2010 through March 2011. Substantially all domestic, tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Senior Credit Facility. Debt issuance costs of approximately $4 million are being amortized over the term of the Senior Credit Facility. Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on ATK’s consolidated total leverage ratio, as defined by the Senior Credit Facility. The weighted average interest rate for the Term Loan B was 4.75% at March 31,

2004. As of March 31, 2004, the interest rate on the Term Loan B was 7.75% per annum after taking into account the related interest rate swap agreements, which are discussed below. The interest rate at March 31, 2004 is higher than expected due to the closing of the new Senior Credit Facility on that date as ATK was required to borrow at the base rate for two weeks effective the date of closing. Had ATK been allowed to use the Eurodollar rate immediately, the interest rates would have been approximately 2.92% and 5.93%, respectively. The annual commitment fee in effect on the unused portion of ATK’s Revolving Credit Facility was 0.375% at March 31, 2004. As of March 31, 2004, ATK had no borrowings against its $300 million revolving credit facility and had outstanding letters of credit of $72 million, which reduced amounts available on the revolving facility to $228 million. ATK’s weighted average interest rate on short-term borrowings was 3.5% during fiscal 2004 and 5.0% during fiscal 2003.

In February 2004, ATK issued $280 million aggregate principal amount of 2.75% Convertible Senior Subordinated Notes (the Convertible Notes) that mature on February 15, 2024. Interest on the Convertible Notes is payable on February 15 and August 15 of each year, beginning on August 15, 2004. Beginning with the period beginning on August 20, 2009 and ending on February 14, 2010, and for each of the six-month periods thereafter beginning on February 15, 2010, ATK will pay contingent interest during the applicable interest period if the average trading price of the Convertible Notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Convertible Notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. ATK may redeem some or all of the Convertible Notes in cash at any time on or after August 20, 2009. Holders of the Convertible Notes may require ATK to repurchase in cash some or all of the Convertible Notes on August 15, 2009, February 15, 2014, or February 15, 2019. Holders may convert their Convertible Notes into shares of ATK’s common stock at a conversion rate of 12.5843 shares per $1,000 principal amount of Convertible Notes (a conversion price of $79.46) under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $103.30, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls the Convertible Notes for redemption; or (3) upon the occurrence of certain corporate transactions. Upon conversion, ATK is required to satisfy its obligations either solely in cash or solely in shares of its common stock. ATK currently intends to satisfy its obligations solely in cash, however, ATK retains the right to amend the indenture to require ATK to satisfy 100% of the principal amount of the Convertible Notes solely in cash, with any remaining amounts to be satisfied in cash, common stock, or a combination of cash and common stock. These contingently issuable shares are not included in diluted earnings per share because the circumstances allowing conversion have not occurred. Debt issuance costs of approximately $7 million are being amortized to interest expense over five years, the period until the first date on which the holders can require ATK to repurchase the Convertible Notes.

In May 2001, ATK issued $400 million aggregate principal amount of 8.50% Senior Subordinated Notes (the Senior Subordinated Notes) that mature on May 15, 2011. The outstanding Senior Subordinated Notes are general unsecured obligations. Interest on the outstanding Senior Subordinated Notes accrues at a rate of 8.50% per annum and is payable semi-annually on May 15 and November 15 of each year. As of March 31, 2004, the interest rate on the Senior Subordinated Notes was 4.74% after taking into account the related interest rate swap agreements, which are discussed below.

Both the Convertible Notes and the Senior Subordinated Notes rank equal in right of payment with each other and all of ATK’s future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Credit Facility. The outstanding notes are guaranteed on an unsecured basis by substantially all of ATK’s domestic subsidiaries. All of these guarantor subsidiaries are 100% owned by ATK. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

The scheduled minimum loan payments on outstanding long-term debt are as follows (in thousands):

Fiscal 2005	$4,000
Fiscal 2006	4,000
Fiscal 2007	4,000
Fiscal 2008	4,000
Fiscal 2009	4,000
Thereafter	1,060,000
Total	$1,080,000

ATK’s total debt (current portion of debt and long-term debt) as a percentage of total capitalization (total debt and stockholders’ equity) was 66% as of March 31, 2004 and 63% as of March 31, 2003.

ATK’s Senior Credit Facility and the indentures governing the Senior Subordinated Notes and the Convertible Notes impose limitations on

ATK’s ability to, among other things, incur additional indebtedness, including capital leases, liens, pay dividends and make other restricted payments, sell assets, or merge or consolidate with or into another person. In addition, the Senior Credit Facility limits ATK’s ability to enter into sale-and-leaseback transactions and to make capital expenditures. The Senior Credit Facility also requires that ATK meet and maintain specified financial ratios, including: a maximum interest coverage ratio, a maximum consolidated leverage ratio, and a maximum senior leverage ratio. ATK’s ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond its control. Borrowings under the Senior Credit Facility are subject to compliance with these covenants. As of March 31, 2004, ATK was in compliance with the covenants.

Moody’s Investors Service has assigned ATK an issuer rating of B1 with a stable outlook and assigned a Ba2 rating to ATK’s Senior Credit Facility. Standard & Poor’s Ratings Services has assigned ATK a BB- corporate credit rating with a stable outlook and assigned a BB rating to the Senior Credit Facility.

ATK has limited amortization requirements under the Senior Credit Facility over the next few years. ATK’s other debt service requirements consist principally of interest expense on its long-term debt. Additional cash may be required to repurchase or convert the Convertible Notes under certain circumstances, as discussed above. ATK’s short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain and expand production facilities and working capital requirements.

Interest Rate Swaps

ATK uses interest rate swaps to manage interest costs and the risk associated with changing interest rates of long-term debt. ATK does not hold or issue derivative instruments for trading purposes. Derivatives are used for hedging purposes only and must be designated as, and effective as, a hedge of identified risk exposure at the inception of the derivative contract. As of March 31, 2004, ATK had the following interest rate swaps (in thousands):

			Interest Rate
Cash flow hedges:	Notional Amount	Fair Value	Pay Fixed	Receive Floating	Maturity Date
Amortizing swap	$37,960	$(1,160)	6.59%	1.11%	November 2004
Amortizing swap	60,000	(3,113)	5.25%	1.11%	December 2005
Amortizing swap	60,000	(3,138)	5.27%	1.11%	December 2005
Non-amortizing swap	100,000	(14,748)	6.06%	1.11%	November 2008
Derivative obligation		(22,159)

Fair value hedges:			Receive Fixed	Pay Floating
Non-amortizing swap	100,000	4,071	8.50%	4.85%	May 2011
Non-amortizing swap	100,000	2,774	8.50%	5.06%	May 2011
Non-amortizing swap	200,000	(660)	8.50%	5.43%	May 2011
Derivative asset		6,185
		$(15,974)

In March 2004, ATK entered into a seven-year swap, with a $200 million notional value, against ATK’s Senior Subordinated Notes. This swap agreement involves the exchange of amounts based on a variable rate of six-month LIBOR plus an adder rate over the life of the agreement, without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt.

In May 2002, ATK entered into two nine-year swaps, with a $100 million notional value each, against ATK’s Senior Subordinated Notes. In fiscal 2003, ATK re-couponed these swap contracts. The transaction resulted in resetting the interest rate from LIBOR plus 2.3% to LIBOR plus 3.7% and the receipt of $17 million cash, which is included in other long-term liabilities and is being amortized to reduce interest expense through May 2011.

Share Repurchases

In January 2004, ATK’s Board of Directors authorized ATK to repurchase up to 2,000,000 shares of its common stock. In February 2004, ATK repurchased 1,320,200 shares for approximately $75 million. ATK repurchased an additional 414,200 shares, at a cost of approximately $25 million, of its common stock in April and May of fiscal 2005. Any additional authorized repurchases would be subject to market conditions and ATK’s compliance with its debt covenants. As of March 31, 2004, ATK’s debt covenants permit

ATK to make “restricted payments” (as defined in ATK’s debt covenants) up to $50 million, which among other items, would allow payments for future stock repurchases. As of April 1, 2004, the limit on restricted payments increased to $75 million.

Contractual Obligations and Commercial Commitments

The following table summarizes ATK’s contractual obligations and commercial commitments as of March 31, 2004 (in thousands):

		Payments due by period
	Total	Within 1 year	2-3 years	4-5 years	After 5 years
Contractual obligations:
Long-term debt	$1,080,000	$4,000	$8,000	$8,000	$1,060,000
Operating leases	170,699	33,387	56,355	43,605	37,352
Pension plan contributions	252,000	18,000	90,000	144,000
Purchase obligations	13,500	4,500	9,000
Total contractual obligations	$1,516,199	$59,887	$163,355	$195,605	$1,097,352
Other commercial commitments:
Letters of credit	$72,355	$65,585	$6,770

Pension plan contributions is an estimate of ATK’s minimum funding requirements through fiscal 2009 to provide pension benefits for employees based on service provided through fiscal 2004 pursuant to the Employee Retirement Income Security Act, although ATK may make additional discretionary contributions. These estimates may change significantly depending on the actual rate of return on plan assets, discount rates, discretionary pension contributions, and regulatory rules.

Purchase obligations represent contractual agreements to purchase a fixed or minimum amount of goods or services at a fixed or minimum price that are legally binding and are not cancelable without a substantial penalty or the occurrence of a remote contingency.

Contingencies

Litigation.  From time to time, ATK is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of ATK’s business. ATK does not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to its business or likely to result in a material adverse effect on its future operating results, financial condition, or cash flows.

Environmental Remediation.

ATK’s operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations. At certain sites that ATK owns or operates or formerly owns or operates, there is known or potential contamination that ATK is required to investigate or remediate. ATK could incur substantial costs, including remediation costs, fines, and penalties, or third party property damage or personal injury claims, as a result of violations or liabilities of environmental laws or non-compliance with environmental permits.

The liability for environmental remediation represents management’s best estimate of the present value of the probable and reasonably estimable costs related to known remediation obligations. The receivable represents the present value of the amount that ATK expects to recover, as discussed below. Both the liability and receivable have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of 3.5% as of March 31, 2004 and 2003. The following is a summary of the amounts recorded for environmental remediation (in thousands):

	March 31, 2004		March 31, 2003
	Liability	Receivable	Liability	Receivable
Amounts (payable) receivable	$(58,625)	$25,876	$(61,865)	$26,415
Unamortized discount	10,975	(3,745)	11,675	(3,821)
Present value amounts (payable) receivable	$(47,650)	$22,131	$(50,190)	$22,594

Amounts payable or receivable in periods beyond fiscal 2005 have been classified as non-current on the March 31, 2004 balance sheet. As of March 31, 2004, the estimated discounted range of reasonably possible costs of environmental remediation was $48 million to $74 million.

ATK expects that a portion of its environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•                  As part of its acquisition of the Hercules Aerospace Company in fiscal 1995, ATK assumed responsibility for environmental compliance at the facilities acquired from Hercules (the Hercules Facilities). ATK believes that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts, and that those environmental remediation costs not recoverable under these contracts will be covered by Hercules Incorporated (Hercules) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify ATK for environmental conditions relating to releases or hazardous waste activities occurring prior to ATK’s purchase of the Hercules Facilities; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify ATK for any individual claims below $50,000. Hercules is obligated to indemnify ATK for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. ATK is not responsible for conducting any remedial activities with respect to the Kenvil, NJ facility or the Clearwater, FL facility. Hercules’ environmental indemnity obligation relating to contamination on federal lands remains effective, provided that ATK gives notice of any claims related to federal lands on or before December 31, 2005.

•                  ATK generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. in fiscal 2002. While ATK expects that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, ATK has recorded an accrual to cover those environmental remediation costs at these facilities that will not be recovered through U.S. Government contracts. In accordance with its agreement with Alcoa, ATK notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, ATK is responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29 million, ATK and Alcoa have agreed to split evenly any amounts between $29 million and $49 million, and ATK is responsible for any payments in excess of $49 million.

•                  With respect to the civil ammunition business’ facilities purchased from Blount in fiscal 2002, Blount has agreed to indemnify ATK for certain compliance and remediation liabilities, to the extent those liabilities are related to pre-closing environmental conditions at or related to these facilities. Some other remediation costs are expected to be paid directly by a third party pursuant to an existing indemnification agreement with Blount. Blount’s indemnification obligations relating to environmental matters, which extend through December 7, 2006, are capped at $30 million, less any other indemnification payments made for breaches of representations and warranties. The third party’s obligations, which extend through November 4, 2007, are capped at approximately $125 million, less payments previously made.

ATK cannot ensure that the U.S. Government, Hercules, Alcoa, Blount, or other third parties will reimburse it for any particular environmental costs or reimburse ATK in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. ATK’s failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, Blount, or other third parties could have a material adverse effect on its operating results, financial condition, or cash flows. While ATK has environmental management programs in place to mitigate these risks, and environmental laws and regulations have not had a material adverse effect on ATK’s operating results, financial condition, or cash flows in the past, it is difficult to predict whether they will have a material impact in the future.

At March 31, 2004, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected recoveries, are estimated to be (in thousands):

Fiscal 2005	$1,831
Fiscal 2006	1,964
Fiscal 2007	1,674
Fiscal 2008	3,473
Fiscal 2009	3,425
Thereafter	20,382
Total	$32,749

ATK does not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect its future operating results, financial condition, or cash flows. There were no material insurance recoveries related to environmental remediations during fiscal 2004, 2003, or 2002.

Factors that could significantly change the estimates described in this section on environmental remediation include:

•                  the adoption, implementation, and interpretation of new laws, regulations, or cleanup standards,

•                  advances in technologies,

•                  outcomes of negotiations or litigation with regulatory authorities and other parties,

•                  additional information about the ultimate remedy selected at new and existing sites,

•                  adjustment of ATK’s share of the cost of such remedies,

•                  changes in the extent and type of site utilization,

•                  the discovery of new contamination,

•                  the number of parties found liable at each site and their ability to pay, or

•                  more current estimates of liabilities for these contingencies.

New Accounting Pronouncements

See Note 1 to the consolidated financial statements in Item 8 of this report for discussion of new accounting pronouncements.

Inflation

In management’s opinion, inflation has not had a significant impact upon the results of ATK’s operations. The selling prices under contracts, the majority of which are long term, generally include estimated costs to be incurred in future periods. These cost projections can generally be negotiated into new buys under fixed-price government contracts, while actual cost increases are recoverable on cost-type contracts.

ITEM 7A.                    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ATK is exposed to market risk from changes in interest rates. To mitigate the risks from interest rate exposure, ATK has entered into various hedging transactions, mainly interest rate swaps, through derivative financial instruments that have been authorized pursuant to corporate policies. ATK uses derivatives to hedge certain interest rate and commodity price risks, but does not use derivative financial instruments for trading or other speculative purposes, and ATK is not a party to leveraged financial instruments. Additional information regarding the financial instruments is contained in Note 7 to the consolidated financial statements. ATK’s objective in managing exposure to changes in interest rates is to limit the impact of such changes on earnings and cash flow and to lower the overall borrowing costs.

ATK measures market risk related to holdings of financial instruments based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows, and earnings based on a hypothetical 10% change (increase and decrease) in interest rates. ATK used current market rates on the debt and derivative portfolio to perform the sensitivity analysis. Certain items such as lease contracts, insurance contracts, and obligations for pension and other postretirement benefits were not included in the analysis.

ATK’s primary interest rate exposures relate to variable rate debt and interest rate swaps. The potential loss in fair values is based on an assumed immediate change in the net present values of interest rate-sensitive exposures resulting from a 10% change in interest rates. The potential loss in cash flows and earnings is based on the change in the net interest income/expense over a one-year period due to the change in rates. Based on ATK’s analysis, a 10% change in interest rates would not have a material impact on the fair values or ATK’s results of operations or cash flows.